As filed with the Securities and Exchange Commission on January 4, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
DARDEN RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Florida	59-3305930
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
1000 Darden Center Drive
Orlando, Florida 32837
(Address of principal executive offices)(Zip code)
 Darden Restaurants, Inc. Employee Stock Purchase Plan
(Full title of the plan)

Teresa M. Sebastian, Esq.
Senior Vice President,
General Counsel and Secretary
Darden Restaurants, Inc.
1000 Darden Center Drive
Orlando, Florida 32837
(407) 245-4000
(Name, address and telephone number,
including area code, of agent for service)

With copies to:
Dee Ann Dorsey, Esq.
Hunton & Williams LLP
200 Park Avenue - 52nd Floor
New York, NY 10166
(212) 309-1174

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share or stock option	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, without par value(2)	1,500,000 shares	$45.21(3)	$67,815,000(3)	$7,771.60

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this registration statement also covers any additional shares of Common Stock which become issuable under the Darden Restaurants, Inc. Employee Stock Purchase Plan pursuant to its antidilution provisions.

(2)	Includes rights to purchase shares of Series A Participating Cumulative Preferred Stock, which rights are attached to and trade with the Common Stock.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) under the Securities Act based on the average of the high and low sales prices of the registrant's Common Stock traded on the New York Stock Exchange as reported in the consolidated reporting system on December 28, 2011.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents, which have been filed with the Securities and Exchange Commission by Darden Restaurants, Inc. (“we,” “us” or “Darden”), are incorporated by reference in this registration statement (excluding any documents or portions of documents not deemed to be filed):

(a)	our annual report on Form 10-K for the fiscal year ended May 29, 2011, filed July 22, 2011;

(b)	our quarterly reports on Form 10-Q for the quarters ended August 28, 2011, filed September 30, 2011, and November 27, 2011, filed January 3, 2012;

(c)	our current reports on Form 8-K filed September 28, 2011, October 3, 2011, October 11, 2011 and October 12, 2011; and

(d)
the description of our common stock and preferred stock purchase rights contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Douglas E. Wentz, who has given an opinion of counsel with respect to the securities to which the registration statement relates, is an employee and officer (Senior Associate General Counsel and Assistant Secretary) of Darden. Mr. Wentz is a participant in the Darden Restaurants, Inc. Employee Stock Purchase Plan. As of December 29, 2011, Mr. Wentz held 7,215 shares of Darden common stock, 5,400 Darden phantom stock units, and options to purchase 29,268 shares of Darden common stock.

Item 6.	Indemnification of Directors and Officers.

Florida law contains provisions permitting and, in some situations, requiring Florida corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation in those capacities. Our articles of incorporation and bylaws contain provisions requiring us to indemnify our directors and officers to the fullest extent permitted by law. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advancement and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding. Our articles of incorporation also provide that if Florida law is amended to further eliminate or limit the liability of directors, then the liability of our directors shall be eliminated or limited, without further shareholder action, to the fullest extent permissible under Florida law as so amended.
In addition, our articles of incorporation and bylaws authorize us to purchase insurance for our directors and officers insuring them against certain risks as to which we may be unable lawfully to indemnify them. We maintain such insurance coverage for our officers and directors as well as insurance coverage to reimburse Darden for potential costs of our corporate indemnification of officers and directors.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

4.1	Articles of Incorporation as amended May 26, 2005 (incorporated herein by reference to Exhibit 3(a) to our Annual Report on Form 10-K for the fiscal year ended May 29, 2005).

4.2	Bylaws as amended June 14, 2007 (incorporated by reference to Exhibit 3(ii) to our Current Report on Form 8-K filed June 19, 2007).

4.3
Rights Agreement dated as of May 16, 2005, between Darden and Wachovia Bank, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed May 16, 2005).

4.4
Amendment to Rights Agreement dated as of June 2, 2006, by and between Darden, Wachovia Bank, National Association and Wells Fargo Bank, National Association, as successor Rights Agent (incorporated by reference to Exhibit 4 to our Current Report on Form 8-K filed on June 5, 2006).

5.1	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney.

Item 9.	Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on the 4th day of January, 2012.

DARDEN RESTAURANTS, INC.

By:	/s/ C. Bradford Richmond
C. Bradford Richmond,
Attorney-in-fact for:
Clarence Otis, Jr.
Chairman of the Board and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 4th day of January, 2012.

Signature	Title

/s/ C. Bradford Richmond	Chairman of the Board and Chief Executive Officer
C. Bradford Richmond, Attorney-in-fact for: Clarence Otis, Jr. /s/ C. Bradford Richmond	(principal executive officer) Senior Vice President and Chief Financial Officer
C. Bradford Richmond /s/ C. Bradford Richmond	(principal financial and accounting officer)
C. Bradford Richmond Attorney-in-fact for:
Leonard L. Berry	Director
Odie C. Donald	Director
Christopher J. Fraleigh	Director
Victoria D. Harker	Director
David H. Hughes	Director
Charles A. Ledsinger, Jr.	Director
William M. Lewis.	Director
Andrew H. Madsen	Director
Cornelius McGillicuddy, III	Director
Michael D. Rose	Director
Maria A. Sastre	Director

EXHIBIT INDEX

4.1	Articles of Incorporation as amended May 26, 2005 (incorporated herein by reference to Exhibit 3(a) to our Annual Report on Form 10-K for the fiscal year ended May 29, 2005).

4.2	Bylaws as amended June 14, 2007 (incorporated by reference to Exhibit 3(ii) to our Current Report on Form 8-K filed June 19, 2007).

4.3
Rights Agreement dated as of May 16, 2005, between Darden and Wachovia Bank, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed May 16, 2005).

4.4
Amendment to Rights Agreement dated as of June 2, 2006, by and between Darden, Wachovia Bank, National Association and Wells Fargo Bank, National Association, as successor Rights Agent (incorporated by reference to Exhibit 4 to our Current Report on Form 8-K filed on June 5, 2006).

5.1	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney.